Exhibit 10.3

*** Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4) and 17 C.F.R. 24b-2

AMENDMENT NO. 1 TO LEASE AGREEMENT

THIS AMENDMENT NO. 1 TO LEASE is made and entered into as of April 30, 2009, by and between THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY, a Wisconsin corporation (“Lessor”), and MASIMO CORPORATION, a Delaware corporation (“Lessee”), with respect to the following facts:

RECITALS

A. Lessor and Lessee have heretofore made and entered into that certain Standard Industrial/Commercial Single-Tenant Lease – Modified Net (the “Lease”), dated February 8, 2006, with respect to those certain Premises located at 50 Parker, Irvine, California.

B. Lessee has informed Lessor that Lessee desires to extend the Term of said Lease, and Lessor has agreed to such extension on the terms and conditions set forth herein.

TERMS AND CONDITIONS

NOW THEREFORE, in consideration of the foregoing recitals, the mutual covenants contained herein, and other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Extension of Lease Term; Premises “AS-IS”. Lessor and Lessee agree that Paragraph 1.3 of the Lease shall be amended by extending the Expiration Date of the Lease from March 31, 2010, to September 30, 2014 (the “Extended Term”). Lessee shall accept the Premises at the commencement of the Extended Term in its “As-Is” condition.

2. Extended Term Base Rent. Monthly Base Rent during the Extended Term shall be adjusted at the times and to the amounts set forth below:

Month of Lease Term	Monthly Base Rent
April 1, 2010 – March 31, 2011	$[…***…] NNN
April 1, 2011 – March 31, 2012	$[…***…] NNN
April 1, 2012 – March 31, 2013	$[…***…] NNN	*
April 1, 2013 – March 31, 2014	$[…***…] NNN
April 1, 2014 – September 30, 2014	$[…***…] NNN

*Confidential Treatment Requested

All Base Rental Rates are “triple net”, and Lessee shall be responsible for its pro rata share of all Common Area Operating Expenses for the project, including without limitation common area expenses, real property taxes and required insurance.

3. Required Notice of Intent Not to Renew Lease. Not later than August 31, 2013, Lessee shall notify Landlord in writing whether Lessee intends not to renew this Lease for an additional five (5) year term. In the event Lessee fails to notify Lessor by said date that Lessee does not intend to renew this Lease, then, at the election of Lessor, this Lease shall be automatically extended for an additional five (5)-year period. Base Rent for the 5-year extended term shall be at one hundred percent (100%) of the prevailing market rental rate in the area determined in the manner described below, but in no event less than the Base Rent in effect at the expiration of the initial Lease term. Base Rent for each successive year shall be at prevailing market rate increases over the first year Base Rent.

The parties shall have thirty (30) days in which to agree on monthly Base Rent for the first year of the applicable extended term and on market rate increases, if any, in one or more successive years thereafter. If the parties are unable to agree on the minimum monthly Base Rent within that period, then within ten (10) days after the expiration of that period, either (i) Lessor and Lessee shall appoint a mutually acceptable appraiser or broker to establish the new market rental rate and terms (“MRRT”) in the area within the next thirty (30) days, including market rate increases during one or more successive years of the extended term (all costs associated with said appraisal shall be split equally between Lessor and Lessee), or (ii) each of Lessor and Lessee shall select and pay the appraiser or broker of their choosing to establish a MRRT within the next 30 days. If for any reason either one of the appraisals is not completed within the next 30 days as stipulated, then the appraisal that is completed at that time shall automatically become the new MRRT. If both appraisals are completed and the two appraisers/brokers cannot agree on a reasonable average MRRT then they shall immediately select a mutually acceptable appraiser, broker to establish which of the two appraisals is closest to the MRRT. Whichever appraisal is determined by the third broker/appraiser to be closest to the MRRT shall be the new MRRT. The new Base Rent shall be the MRRT as determined by said broker/appraiser. In determining the MRRT, the appraisers shall take into account that Lessor is not making any tenant improvements, or giving Lessee any free rent. In no event shall the new Base Rent be less than the Base Rent payable for the month immediately preceding the date for rent adjustment.

4. No Obligation to Remove Existing Improvements. Notwithstanding anything to the contrary set forth in Section 7.4 of the Lease, in no event shall Lessee have any restoration obligations with respect to the existing improvements in the Premises shown on Exhibit “A” attached hereto.

5. Amendment to Section 52.3 of the Lease Addendum. Section 52.3 of the Lease Addendum is hereby amended by adding the following sentence to the end thereof:

“Notwithstanding anything to the contrary set forth in Section 52.3 of the Lease Addendum, in the event any alteration is required pursuant to the ADA that is a capital item for federal income tax purposes, Lessor and Lessee shall share said expense pursuant to the formula set forth in Section 7.1(d) of the Lease.

6. Lease Contingent on Other Leases. Lessee is currently entering into a new Lease with Lessor at each of 40 Parker and 60 Parker (jointly, the “40 and 60 Parker Leases”). The effectiveness of this Amendment No. 1 Lease Agreement is expressly conditioned upon Lessor and Lessee entering into the 40 and 60 Parker Leases on or before May 4, 2009. If the 40 and 60 Parker Leases are not entered into on or before May 4, 2009, Lessor shall have the option by written notice to Lessee delivered on or before May 11, 2009, either to (i) terminate this Lease, in which event neither Lessor nor Lessee shall have any further obligations to each other, or (ii) continue this Lease in full force and effect.

7. No Other Changes. Except as expressly set forth herein, the Lease remains in full force and effect without any change or alteration of any nature whatsoever.

8. Miscellaneous Provisions.

8.1 Captions. Any titles or captions contained in this Agreement are for convenience only and shall not be deemed to qualify the meaning of any provision herein.

8.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors and assigns.

8.3 Entire Agreement. This Agreement, together with any exhibits and any other documents necessary to effectuate the terms of this Agreement, contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby and contains all of the terms and conditions thereof and supersedes all prior agreements and understandings relating to the subject matter hereof. No changes or modification of or additions to this Agreement shall be valid unless the same shall be in writing and signed by all parties hereto.

8.4 Severability. The provisions of this Agreement shall be deemed severable and the invalidity and unenforceability of any one or more of the provisions hereof shall not affect the validity and enforceability of the other provisions hereof.

8.5 Waiver. The failure of any party hereto to insist, in any one or more instances, upon performance of the terms or conditions of this Agreement shall not be construed as a waiver of future performance of any such term, covenant or condition and the obligations of each party with respect thereto shall continue in full force and effect.

8.6 Fees and Expenses. The parties hereto shall each pay their own respective costs, fees and expenses, including, but not limited to, fees and expenses of counsel, accountants and other professionals, incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

8.7 Attorneys’ Fees. If any party hereto commences an action against any other party hereto to enforce any of the terms hereof or because of the breach by any party hereto of any of the terms hereof, the losing or defaulting party shall pay the prevailing party reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action (whether by arbitration or in court of law), and in connection with any action to collect any judgment rendered thereunder.

8.8 Construction. This Agreement has been reviewed by all parties hereto and their respective attorneys, and all parties have had a full opportunity to negotiate the contents hereof. The parties expressly waive any common law or statutory rule of construction that ambiguities be construed against the drafter of this Agreement.

8.9 Assignment. Except as otherwise expressly permitted hereunder, the rights and obligations of each party hereunder shall not be assignable without the prior written consent of the other parties hereto.

8.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California.

8.11 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original without production of the others and all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been entered into by the parties as of the date first above written.

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY, a Wisconsin corporation

By:	Northwestern Investment Management Company, LLC, Delaware limited liability company, its wholly-owned affiliate and authorized representative

	By:	/s/ Don Morton
Printed Name: Don Morton
Its: Director – Field Asset Management
Date: 5/28/09

MASIMO CORPORATION, a Delaware corporation

	By:	/s/ Yongsam Lee
Printed Name: Yongsam Lee
Its: EVP, Ops & CIO
Date: 5/8/09

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